Exhibit 23.3

CONSENT OF CUSHMAN & WAKEFIELD, INC.

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by Workspace Property Trust, Inc. and the references to the Cushman & Wakefield, Inc. market research prepared for Workspace Property Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the sections entitled “Prospectus Summary—Market Opportunity,” “Industry and Market Data,” “Business and Properties” and “Experts” in the Registration Statement.

Dated: October 13, 2017

CUSHMAN & WAKEFIELD, INC.

By:	/s/ David Bitner
Name:	David Bitner
Title:	Senior Director, Capital Markets Research